EXHIBIT 12

Agreement between Clinton Group, Inc. and The Wet Seal, Inc., dated October 4, 2012

The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610

October 4, 2012

Clinton Group, Inc.
9 West 57th Street, 26th Floor
New York, NY 10019
Attn:   Mr. Joseph A. De Perio
    Mr. George E. Hall
    Mr. Gregory P. Taxin

Gentlemen:

This letter constitutes the agreement (the "Agreement") between Clinton Group, Inc., a Delaware corporation, on behalf of itself and its affiliated funds, persons and entities, both current and future (collectively, "Clinton"), and The Wet Seal, Inc., a Delaware corporation (the "Company").

WHEREAS, Clinton is the beneficial owner of 6,225,313 shares of Class A common stock, par value $0.10 per share, of the Company (“Class A Common Stock”), which represents approximately 6.92% of the issued and outstanding shares of Class A Common Stock;

WHEREAS, Clinton is currently engaged in a solicitation of consents from the Company’s stockholders (the “Consent Solicitation”) with respect to, among other things, the removal of certain current members on the Company’s board of directors (the “Board”) and the election of Dorrit M. Bern, Lynda J. Davey, Mindy C. Meads and John S. Mills to serve as directors of the Board;

WHEREAS, Clinton agrees that it believes it has but not delivered valid written consents to remove the Resigning Directors (as defined below); and

WHEREAS, the Company and Clinton desire to resolve the Consent Solicitation and all matters related thereto and, in furtherance thereof, undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.   The Company hereby confirms that simultaneously with the execution of this Agreement, the Board will take the following actions in the following order:

(a)   authorize the reimbursement to Clinton of the reasonable and documented out-of-pocket expenses incurred by Clinton in connection with the Consent Solicitation, not to exceed $250,000 in the aggregate;

(b)   accept the resignation of Harold D. Kahn, Jonathan Duskin, Sidney M. Horn and Henry D. Winterstern (collectively, the “Resigning Directors”) as directors of the Company, effective upon the execution of this Agreement; and

(c)   appoint Dorrit M. Bern, Lynda J. Davey, Mindy C. Meads and John S. Mills to fill the four vacancies resulting from the foregoing resignations and the one pre-existing vacancy, such that the Board will be composed of Ms. Bern, Ms. Davey, Ms. Meads, Mr. Mills, Mr. Kenneth M. Reiss, Ms. Kathy Bronstein, Mr. John Goodman and one vacant seat (the “New Board”).

2.   From the date hereof through October 23, 2012, (a) the Resigning Directors shall make themselves reasonably available to the New Board by telephone as reasonably requested by the New Board to facilitate an orderly transition to the New Board; and (b) Mr. Kahn shall continue to provide consulting services to the Board and the Company pursuant to the revised compensation arrangements previously agreed to between the Company and Mr. Kahn; provided that such consulting services shall only be provided by telephone.  Each of the Resigning Directors shall be entitled to the vesting of a pro rata portion of his existing restricted stock grant, for the period of his service as a director from the date of the Company’s 2012 annual meeting through the date hereof.

3.   Clinton hereby agrees that it (a) shall immediately cease, and shall cause its affiliates to cease, any and all solicitation efforts in connection with the Consent Solicitation and (b) shall not vote, deliver or otherwise use any consents that may have been received to date pursuant to the Consent Solicitation.

4.   The Company shall issue a press release in a form reasonably approved by Clinton (the "Press Release") prior to the opening of trading on October 5, 2012, the Company shall file with the Securities and Exchange Commission (the “SEC”) a corresponding Form 8-K that includes both the Press Release and this Agreement, and Clinton shall file with the SEC a Schedule 13D/A that includes this Agreement and confirms its abandonment of the Consent Solicitation.

5.   (a) Clinton, for the benefit of the Company and each of the Company's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (the Company and each such person being a "Company Released Person"), hereby forever fully waives, discharges and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, "Claims") based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the execution of this Agreement; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement; provided, further, nothing in the foregoing shall be deemed or constructed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the organizational documents of the Company or otherwise.

(b)   The Company, for the benefit of Clinton and its controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past and present, in their capacity as such (each such person being a "Clinton Released Person"), hereby forever fully waives, discharges and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Clinton Released Person, whether known or unknown, occurring or existing prior to the execution of this Agreement; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement.

(c)   It is the intention of the parties that the foregoing release set forth above in subsections (a) and (b) of this paragraph shall be effective as a bar to all matters released herein.  In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims.  It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof. To further effectuate this intention, each party hereto acknowledges its awareness of California Civil Code Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

It is the intention of each party hereto to waive their respective rights under that section and any statute, rule, and legal doctrine of similar import for any and all matters released herein.  In waiving the provisions or Section 1542 of the California Civil Code, each party hereto expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters released herein, but expressly agrees that it has taken these possibilities into account in electing to participate in this Agreement, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which each party hereto expressly assumes the risk.

6.   This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the federal or state courts in the State of Delaware; (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) shall not bring any action relating to this Agreement or otherwise in any court other than the federal or state courts located in the State of Delaware.

8.   This Agreement contains the entire agreement between Clinton and the Company concerning the subject matter hereof. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other party. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party affected thereby.

9.   Clinton shall refrain from disparaging, or taking any action reasonably likely to damage the business or the reputation of the Company Released Parties.

10.   Subject to Section 1(a) hereof, each party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement.

11.   The parties hereby acknowledge and agree that the Company Released Persons are express third party beneficiaries to this Agreement and are expressly granted the right to enforce the terms hereof including without limitation Sections 2 and 5(a).

[signature page follows]

Very truly yours,

THE WET SEAL, INC.

By: /s/ Steven H. Benrubi
Name: Steven H. Benrubi
Title: Executive Vice President,
Chief Financial Officer and Corporate Secretary

Accepted and agreed to:

CLINTON GROUP, INC.
on behalf of itself and its affiliates

By:	/s/ George Hall
Name:	George Hall
Title:	Chief Executive Officer